Exhibit 99.1

CEO Remarks – 2020 Annual Meeting

Good morning everyone and thank you for joining. I’m Jeff Brown, Chief Executive Officer of Ally Financial. This marks our seventh annual shareholder meeting as a publicly traded company, and our first virtual meeting, as we respond to the shelter-in-place orders across the nation. I’m grateful for the opportunity to speak with you today.
I'd like to begin by recognizing the brave healthcare professionals, first responders, public servants, grocery store workers and others who are on the front line fighting the COVID-19 pandemic and helping to ensure the health and well-being of our communities. Thank you for everything that you're doing. We are truly in unprecedented times and our thoughts are with everyone who has been impacted by this virus.
Times like these serve as reminders of what is truly important – the health and wellbeing of our family, friends and colleagues and the ability to come together as a community to support one another and help those that are most in need.
In that spirit, rather than reviewing our prior year financial and operational highlights, as we’ve done in the past, I’d like to use this opportunity to discuss what we are doing to support our employees, customers, and communities, as well as how we are positioned to navigate this uncertain and rapidly evolving environment.
Our number one priority remains the well-being of our people. As this public health crisis unfolded, we quickly mobilized to ensure the safety of our employees. Through the swift and efficient work of our cross-functional crisis response team, and with complete sponsorship from executive leadership and the board, we enabled 99% of our employees with work-from-home capabilities in a matter of days.
We quickly expanded our benefits in late March, with an emphasis on health and family care, including support such as:

•	A $1,200 financial assistance payment for employees who make under $100,000

•	Expanded supplemental childcare benefits

•	Full coverage for virtual doctor visits, free diagnostic testing and immediate paid medical leave for those diagnosed with the virus, and

•	The creation of an employee hardship program through the newly created Ally foundation
With confidence that our employees were safe and positioned to succeed, we then focused on supporting our customers. During times when uncertainty pervades so many aspects of our lives, our strategic priorities were clear. Help our customers weather the storm and serve as a source of strength.
We were proud to lead the industry in rolling out comprehensive relief for customers across our various businesses, bringing increased financial flexibility and added security during these difficult times. As one of the largest auto finance providers in the country, and with the financial wherewithal that comes with being a well-capitalized and regulated deposit-funded bank, we are in a unique position to reduce the stress of our auto customers. A vehicle payment is often the second largest monthly obligation behind housing expenses, and we’ve seen around 1.2 million customers participate in our offer to defer auto payments. The tremendous feedback we’ve received reinforces that our customers recognize we are doing right by them, and we believe this will ultimately strengthen customer relationships and mitigate losses down the line.
For our more than 18,000 dealer relationships across the country, we’ve provided individualized solutions to support these small businesses that are often so critical to their respective communities. Beyond the flexibility provided by floorplan interest deferrals, curtailment waivers, and increases in floorplan advance rates, we also launched an SBA offering under the Paycheck Protection Program.
Away from our auto business, we’ve offered mortgage customers the ability to defer payments for up to 120 days, waived various fees on checking and savings accounts, and offered relief to our Ally Lending customers.
For our communities, we’ve taken significant actions to demonstrate our commitment to bringing about social impact where we live and work, which is an integral component of our strong culture. We’ve jumped at the opportunity to increase our giving, pledging $3 million in financial aid to various deserving charities focused on housing, health, education, food and economic development.
Collectively, these efforts are the embodiment of our brand promise to ‘Do it Right’ and we’re energized by the overwhelmingly positive responses we’ve received from customers, teammates, and other stakeholders.

Our ability to serve as a source of strength is rooted in the resiliency of our financial and operational profile. We entered the current environment with a strong balance sheet, and we are vigilantly managing our risk profile. Our funding position is anchored by our industry-leading $122 billion deposit franchise. We have proactively bolstered our capital and liquidity positions by suspending share repurchases through the end of the second quarter and issuing $750 million of unsecured debt in early April. Like many other businesses, the shifting backdrop has resulted in near-term earnings headwinds, but I remain confident in the long-term strategy and earnings power of our company.
Despite the significant disruption across our economy, we remain fully operational and open for business. We’ve grown our auto and deposit offerings into dominant and adaptable franchises. Collectively, they serve as the solid foundation around which we’ve entered new business lines while enhancing our existing business offerings. Our operational accomplishments, and enviable business position, are a direct reflection of our culture. We embrace a customer-centric philosophy focused on innovation and adaptability underpinned by a constant desire to ‘Be Better’ – and this is what motivates us as we continue to serve our more than 8 million customers across all of our business lines.
The path to success rarely follows a straight line and the challenges we face today may temporarily impede the substantial progress we’ve made, but they do not alter where we are going, nor how we plan to get there. Over the past several years the strong foundation we’ve built has allowed our company to thrive during economic expansion and positions us now to be a source of strength for all of our constituents during this difficult time and when we begin to recover. Times of crisis like we’re facing today can often define the quality of a company. We have no playbook for these events, rather we are guided and grounded in our view that we must Do It Right – for our customers and for each other. This time, more than ever, demonstrates the importance of strong values and a relentless focus to win.
Before wrapping up, I’d like to acknowledge my incredible management team and all of the associates who have worked tirelessly and with tremendous poise in the face of a very challenging environment.
I’d also like to thank the board of directors for their continued guidance. This is a strong board that is deeply passionate about our company. I am grateful for their unwavering support as we drive Ally into its next chapter.
Lastly, I’d like to thank our valued stockholders for their support of Ally. It’s a privilege to be the CEO of this great company. This is certainly not the environment we wished to start 2020 but know this board and management team will be relentless in the pursuit of building a great company – financially, operationally, and with great character too.
In closing, thank you for joining our Annual Shareholder Meeting today and for your interest in Ally. We hope you and your family stay healthy and safe.
Thank you.

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